Exhibit 99.1

Contacts:

Investors:

Dean Schorno

Genomic Health

650-569-2281

investors@genomichealth.com

Media:

Emily Faucette

Genomic Health

650-569-2824

media@genomichealth.com

Genomic Health Announces Second Quarter 2013 Financial Results and Business Progress

Product Revenue Increased 11% Compared to Prior Year

Launched the Oncotype DX® Prostate Cancer Test

Medicare Expanded Coverage Policy for Oncotype DX Breast Cancer Test to Include DCIS

Conference Call Today at 4:30 p.m. ET

REDWOOD CITY, Calif.,  July 31, 2013 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended June 30, 2013.

Product revenue was $63.7 million in the second quarter of 2013, compared with $57.2 million for the second quarter of 2012, an increase of 11 percent.  Total revenue for the second quarter of 2013 increased to $63.7 million, compared with $57.6 million in the second quarter of 2012.

International product revenue grew by 58 percent to $9.2 million compared to the same period in 2012 and represented 14 percent of product revenue.

Net loss in the second quarter of 2013 was $3.0 million, compared with net income of $1.8 million in the second quarter of 2012.  Basic and diluted net loss per share applicable to common stockholders was $0.10 for the second quarter of 2013, compared with a basic and diluted net income per share of $0.06 for the same period in 2012.

“In the second quarter, we delivered strong results with 11 percent year-over-year growth in product revenue and 9 percent growth in tests delivered, highlighted by higher U.S. invasive breast cancer penetration and the continued success of our international expansion,” said Kim Popovits, Chairman of the Board, Chief Executive Officer and President of Genomic Health. “Importantly, we achieved two major milestones toward further business diversification and long-term growth with the successful launch of the Oncotype DX prostate cancer test, our third product franchise, and Medicare reimbursement for our DCIS Score.”

Additional Second Quarter 2013 and Six Months Ended June 30, 2013 Financial Results

Total operating expenses for the second quarter of 2013 were $66.6 million, compared with total operating expenses of $55.8 million for the comparable period in 2012.

Product revenue for the six months ended June 30, 2013 was $126.4 million, compared with $115.1 million for the six months ended June 30, 2012, an increase of 10 percent. Total revenue for the six months ended June 30, 2013 was $126.8 million, compared with $116.1 million for the same period in 2012.

Net loss was $3.9 million for the six months ended June 30, 2013, compared with net income of $2.6 million for the six months ended June 30, 2012.

Cash and cash equivalents and short-term investments at June 30, 2013 were $107.3 million, compared with $99.1 million at December 31, 2012.

In the second quarter, more than 20,640 Oncotype DX test results were delivered, an increase of 9 percent, compared with more than 19,020 test results delivered in the same period in 2012.

Recent Business Highlights:

Oncotype DX Commercial Progress

•                  Began offering the Oncotype DX prostate cancer test to physicians and patients immediately following the UCSF presentation of the positive clinical validation results at the American Urological Association (AUA) Annual Meeting on May 8.

•                  Palmetto GBA, the designated national contractor for the Oncotype DX breast cancer test, expanded its coverage policy for all qualified Medicare patients to include patients with ductal carcinoma in situ (DCIS).

•                  Established coverage for the Oncotype DX breast cancer test among private payers representing more than 4 million lives in Argentina.

Medical Meeting Presentations, Publications and Pipeline

•                  Initiated first prostate cancer treatment decision impact study.

•                  Executed an agreement for a second large prostate cancer study.

•                  Finalizing sample collection for a second large DCIS study.

•                  Began processing samples for renal cell carcinoma clinical validation study with Pfizer.

•                  The European Journal of Cancer published positive findings from a prospective clinical utility and health economic study demonstrating that within the context of a publicly funded health care system in Canada, the Oncotype DX breast cancer test significantly affects treatment recommendations and is cost effective in early-stage invasive breast cancer patients with node negative disease.

•                  The British Journal of Cancer published a positive cost-effectiveness assessment of Oncotype DX in the UK, demonstrating the test’s ability to decrease chemotherapy use and increase patient confidence in treatment decision making for estrogen receptor positive, early-stage breast cancer.

•                  Breast Cancer Research and Treatment published results from a systematic international review of Oncotype DX cost-effectiveness analyses, further demonstrating consistency of results regardless of country.

•                  Presented results from ten studies in breast, prostate and colon cancers at the American Society of Clinical Oncology (ASCO) Annual Meeting, including a large next generation sequencing (NGS) study that reported novel methods for detection of gene fusions.

Conference Call Details

To access the live conference call today, July 31, at 4:30 p.m. Eastern Time via phone, please dial (877) 303-7208 from the United States and Canada or +1(224) 357-2389 internationally.  Please dial in approximately ten minutes prior to the start of the call.  To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com/events.cfm. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is a global healthcare company that provides actionable genomic information to personalize cancer treatment decisions.  The company’s lead product, the Oncotype DX® breast cancer test, has been shown to predict the likelihood of chemotherapy benefit as well as recurrence in invasive breast cancer and has been shown to predict the likelihood of recurrence in ductal carcinoma in situ (DCIS).  In addition to this widely adopted test, Genomic Health provides the Oncotype DX colon cancer test, the first multi-gene expression test developed for the assessment of risk of recurrence in patients with stage II and stage III disease, and the Oncotype DX prostate cancer test, which predicts disease aggressiveness in men with low risk disease. As of June 30, 2013, more than 19,000 physicians in over 70 countries had ordered more than 375,000 Oncotype DX tests.  Genomic Health has a robust pipeline focused on developing tests to further optimize the treatment of breast, colon and prostate cancers, as well as the treatment of renal cancer.  The company is based in Redwood City, California with European headquarters in Geneva, Switzerland.  For more information, please visit, www.GenomicHealth.com and follow the company on Twitter: @GenomicHealth. To learn more about Oncotype DX tests, visit: www.OncotypeDX.com, www.mybreastcancertreatment.org and www.myprostatecancertreatment.org.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s belief that the launch of its test for prostate cancer and Medicare reimbursement for DCIS patients represent significant milestones that will lead to business diversification and long-term growth; the company’s ability to undertake or complete additional studies; the success or results of clinical trials and the timing of such activities; the applicability of clinical study results to actual outcomes; the ability of the company’s tests to impact clinical practice; and the focus and attributes of the company’s product pipeline. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks related to the success of the company’s colon and prostate cancer tests; the company’s ability to increase usage of its tests; the risk that the company may not obtain or maintain sufficient levels of reimbursement, domestically or abroad, for its existing tests and any future tests it may develop; the company’s success retaining current contracts or levels of reimbursement coverage for its tests; the risks and uncertainties associated with regulation of the company’s tests by the FDA and other regulatory organizations; the company’s ability to compete against third parties; the company’s ability to develop and commercialize new tests; unanticipated costs or delays in research and development efforts; the success of the company’s next generation sequencing technology; the company’s ability to successfully commercialize its tests outside of the United States; the ability to obtain capital when needed; the company’s history of operating losses; the results of clinical studies; the applicability of clinical study results to actual outcomes; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. These forward- looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX, Recurrence Score and DCIS Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

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GENOMIC HEALTH, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
REVENUES:
Product revenues	$63,691	$57,185	$126,400	$115,088
Contract revenues	—	446	385	1,010
Total revenues	63,691	57,631	126,785	116,098

OPERATING EXPENSES (1):
Cost of product revenues	10,757	9,013	20,503	18,340
Research and development	13,800	11,579	27,463	23,508
Selling and marketing	28,135	23,765	55,574	48,131
General and administrative	13,910	11,436	27,045	23,411
Total operating expenses	66,602	55,793	130,585	113,390
Income (loss) from operations	(2,911)	1,838	(3,800)	2,708
Interest income	57	74	122	149
Other income (expense), net	(85)	(73)	(91)	(145)
Income (loss) before income taxes	(2,939)	1,839	(3,769)	2,712

Income (loss) tax expense	55	38	108	135
Net income (loss)	$(2,994)	$1,801	$(3,877)	$2,577
Basic net income (loss) per share	$(0.10)	$0.06	$(0.13)	$0.09
Diluted net income (loss) per share	$(0.10)	$0.06	$(0.13)	$0.08
Shares used in computing basic net income (loss) per share	30,302	30,204	30,236	30,057
Shares used in computing diluted net income (loss) per share	30,302	32,064	30,236	31,835

(1)         Included in operating expenses for the second quarter of 2013 were non-cash charges of $5.7 million, including $4.1 million of stock-based compensation expense and $1.6 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2012 of $5.0 million, including $3.7 million of stock-based compensation expense and $1.3 million of depreciation and amortization expenses.

(2)         Included in operating expenses for the six months ended June 30, 2013 were non-cash charges of $11.6 million, including $8.5 million of stock-based compensation expense and $3.1 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2012 of $10.2 million, including $7.4 million of stock-based compensation expense and $2.8 million of depreciation and amortization expenses.

GENOMIC HEALTH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	As of June 30, 2013	As of December 31, 2012
	(Unaudited)

Cash and cash equivalents	$32,822	$18,005
Short-term marketable securities	74,428	81,060
Accounts receivable, net	26,690	22,253
Prepaid expenses and other current assets	8,781	8,891
Total current assets	142,721	130,209

Property and equipment, net	15,468	14,104
Other assets	9,468	9,421
Total assets	$167,657	$153,734

Accounts payable	$3,693	$4,881
Accrued expenses and other current liabilities	22,570	19,842
Deferred revenues	278	374
Other liabilities	2,140	2,311
Stockholders’ equity	138,976	126,326
Total liabilities and stockholders’ equity	$167,657	$153,734

The condensed consolidated balance sheet at December 31, 2012 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2012.